EXHIBIT 12

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                             WALTER INDUSTRIES, INC.




                                                   For the years ended May 31,
                               ------------------------------------------------------------
                                  1991        1992        1993        1994         1995
                               ----------- ----------- ---------- ----------- -------------
                                ($ in thousands)
     Earnings
      Income from continuing
        operations   . . . . .  $ 20,632    $ 22,342    $ 46,594    $  7,175    $(358,645)
      Add or (deduct)
       Fixed charges as set
         forth below . . . . .   212,107     185,443     180,458     159,305      309,124
       Interest capitalized         (703)       (735)       (933)     (1,253)      (1,216)
       Income tax expense
         (benefit) . . . . . .    19,454      12,463      24,328      28,917     (170,450)
                                --------    --------    --------    --------    ---------
      Earnings as defined  . .  $251,490    $219,513    $250,447    $194,144    $(221,187)
                                ========    ========    ========    ========    =========

     Fixed charges
       One-third rental
         expense . . . . . . .  $  1,893    $  7,648    $  7,944    $  2,582    $   3,360
       Interest incurred . . .   210,214     177,795     172,514     156,723      305,764
                                --------    --------    --------    --------    ---------
      Fixed charges as
        defined  . . . . . . .  $212,107    $185,443    $180,458    $159,305    $ 309,124
                                ========    ========    ========    ========    =========

     Ratio of earnings to
       fixed charges . . . . .      1.19        1.18        1.39        1.22           (A)


     (A) As a result of the loss incurred for the year ended May 31, 1995, the Company was unable to fully cover the indicated fixed charges. The coverage deficiency was $530,311.



           COMPUTATION OF PRO FORMA RATIO OF EARNINGS TO FIXED CHARGES
                FOR THE YEAR ENDED MAY 31, 1995 AFTER EFFECTS OF
                      EMERGENCE FROM CHAPTER 11 PROCEEDINGS

                                                   For the year ended
                                                     May 31, 1995
                                                  --------------------
                                                    ($ in thousands)
                 Earnings
                  Income from continuing
                    operations  . . . . . . . . .    $(38,277)
                  Add or (deduct)
                    Fixed charges as set forth
                      below . . . . . . . . . . .     227,760
                   Interest capitalized . . . . .      (1,216)
                   Income tax expense   . . . . .      25,280
                                                     --------
                  Earnings as defined   . . . . .    $213,547
                                                     ========

                 Fixed charges
                   One-third rental expense . . .    $  3,360
                   Interest incurred  . . . . . .     224,400
                                                     --------
                  Fixed charges as defined  . . .    $227,760
                                                     ========
                 Ratio of earnings to fixed
                   charges  . . . . . . . . . . .          (A)

                 (A) As a result of the pro forma loss for the year
                     ended May 31, 1995, the Company would have been unable to fully cover the indicated fixed charges. The coverage deficiency would have been $14,213.